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Günther Förg (b. 1952-2013)

Untitled (2007)



Günther Förg's multidisciplinary practice is celebrated for its contemporary dialogue with the legacy of Modernism.

INVESTMENT THESIS

Price Appreciation of Similar Works
25.8%

Appraised Value
$550,000

Initial Offering
$550,000

Similar Sales



$433.3k
$325.0k
$216.6k
$108.3k
$0.0
13
16
19

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	significant	31 years
2019 Auction Sales	moderate	$12,511,647
Repeat Sales		view

3% Progress

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DEAL SHEET

GÜNTHER FÖRG

Günther Förg's multidisciplinary practice is celebrated for its contemporary dialogue with the legacy of Modernism.

'UNTITLED' IS AN ENERGETIC AND VIBRANT EXAMPLE FROM GÜNTHER FÖRG'S SPOT PAINTING SERIES, WHICH HE WORKED ON TOWARDS THE END OF HIS LIFE.



Although Förg worked in a variety of media, he is best known for his abstract paintings that toyed with the notion of modernism in a postmodern age.

Masterworks agreed to acquire *Untitled* (2007), which measures 59 inches by 55 inches in a privately negotiated transaction from a gallery on September 2, 2020. Paintings from this series are distinguished by swathes of color against a white or neutral ground and are among his most desirable works in the art market.

The Painting is a bright example from the Spot Painting series and exhibits variety in palette, mark making techniques, as well as in the size and dimensionality of the spots. The vibrant colors, dynamic composition, size and execution of the Painting make this work a particularly commercial and desirable example from the Spot Painting series.

These colorful, commercial paintings are seen as manifestations of the artist's expressive freedom, and iconic within his broad and varied practice. As of October 26, 2020, the second and third most expensive paintings by the artist to sell at auction were Spot Paintings. The second most expensive work is *Untitled* (2007), which sold for $1,220,000 in November 2019, followed by *Untitled* (2007), which sold for £731,250 ($948,387) in February 2020.

As of December 31, 2013, the year of the artist's passing, the record auction price for a Spot Painting was set by *Untitled* (2007), which sold for £79,250 ($123,399) in June 2012. *Untitled* (2007) set a record selling for $1,220,000 in 2019, marking a significant shift in price for the series.



GÜNTHER FÖRG
UNTITLED · 2007

25.8%[1] PRICE APPRECIATION OF SIMILAR WORKS

$550,000 INITIAL OFFERING

B ARTIST MARKET RISK

$550,000 THIRD PARTY APPRAISAL

HISTORICAL PERFORMANCE OF SIMILAR WORKS[2]


$37K
$86K
$87K
$203K
$212K
$258K
$177K
$345K
$237K
$433K
$294K
$310K
$0.5M
$0.4M
$0.3M
$0.2M
$0.1M
$0.0M
02/13
02/13
06/13
06/15
06/16
03/17
06/17
03/18
12/18
10/19
02/20
07/20



Measuring 96 inches by 114 inches, the Painting is among the largest in the Spot Paintings series.

Artworks by Günther Förg are held in some of the most important permanent collections in the world, including the Museum of Modern Art in New York, the San Francisco Museum of Modern Art, the Broad in Los Angeles, the Tate Modern in London, and the Louisiana Museum of Art in Denmark. The artist's work has also been exhibited at Documenta IX, Kunstmuseum in Basel, Switzerland, the Tel Aviv Museum of Art, Israel, the Touko Museum of Contemporary Art in Tokyo, Japan, and many more.

In 2018, Förg was the subject of a major retrospective mounted by the Stedelijk Museum in Amsterdam, which traveled to the Dallas Art Museum and further heightened the international interest in his work. The exhibit culminated in a presentation of the Spot Paintings, a vibrant series the artist worked on in his late career, which has become recognized as the pinnacle of the Förg's artistic exploration. Since the artist's passing in 2013, prices at auction have seen a significant increase.

FOR A COPY OF THE OFFERING CIRCULAR VISIT:

https://www.sec.gov/Archives/edgar/data/1819377/000149315220017339/partiiandiii.htm

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The set of similar sales comprise paintings by Günther Förg with the following criteria: paintings from the Spot Painting series that were created between 2005 and 2009, that are no smaller than 43 inches by 39 inches and no larger than 71 inches by 63 inches. The data was sourced from publicly available auction records and does not include private sales. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

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FOR A COPY OF THE OFFERING CIRCULAR VISIT:

https://www.sec.gov/Archives/edgar/data/1819377/000149315220017339/partiiandiii.htm